Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is entered into as of February 2, 2024, by and among Nightfood, Inc., a New York corporation (“Nightfood”, or the “Company” “), Nightfood Holdings, Inc., a Nevada corporation (“the “Parent”) and Sean Folkson (the “Consultant”).

ARTICLE ONE

ENGAGEMENT

1.01 – Consulting.. Effective December 1, 2023 (the “Effective Date”), the Company hereby engages Consultant as an independent contractor, and not as an employee, to provide the services set forth in Section 1.02, subject to the terms of this Agreement. Consultant will not hold himself out as an employee, officer, director (except for so long as he is a director of the Parent) or agent of the Company.

1.02 - Duties.

(a)	Consultant is engaged by the Company to serve as its President subject to the authority and direction of the Board of Directors of the Company and the Parent. The primary responsibilities of the Consultant are to leverage direct-to-consumer sales, hotel distribution, and other channels to grow awareness and revenues of the Nightfood brand, with the goal of developing and leading a new snack category: sleep-friendly nighttime snacking. During the term of this Agreement, Consultant shall, at his discretion, remain as a member of the Parent’s board of directors (“Parent Board of Directors”), subject to shareholder approval, and the Parent’s Board of Directors and Parent shall use its best efforts to have Consultant remain a member of the Parent Board of Directors, for no less than one year after the Parent’s stock is uplisted to be included on NASDAQ or any securities exchange registered under the Securities Exchange Act of 1934, as amended. During such time, Consultant will be entitled to cash and equity compensation as a board member commensurate with compensation received by other members of the Parent Board of Directors. Subject to the foregoing, Consultant will have such authority and responsibility and duties as are normally associated with the position of President.

(b)	During the Term of this Agreement, Consultant agrees to devote full business time and efforts on behalf of the Company and to competently and diligently discharge Consultant’s duties hereunder. Executive will not be prohibited from (i) engaging in personal, civic, charitable, educational, religious, or other non-employment activities that do not significantly interfere with Consultant’s engagement hereunder and (ii) serving on the board of directors of other privately-held or publicly traded companies, provided there is no direct conflict of interest in doing so and (iii) managing his personal investments or financial affairs, provided such activities do not violate the other provisions of this Agreement any Code of Business Ethics & Conduct, which the Company may adopt and deliver to the Consultant, with all reasonable policies of the Company as are from time to time in effect and applicable to Consultant’s position.

1.03 – Term. This Agreement shall expire on December 31, 2024 and shall thereafter renew for one-year terms unless either party shall give written notice to the other of its intention to terminate no less than 45 days before the end of the then term of this Agreement.

1.04 - Compensation.

(a) Base Salary. The Company will pay to Consultant a minimum gross salary at an annual rate of $120,000 (“Base Salary”), payable monthly. The Base Salary will be reviewed no less often than annually during the term of this Agreement hereunder and, if increased, such increased amount will become the “Base Salary” for purposes of this Agreement. Until the Parent completes a capital raise of not less than $1,000,000 gross proceeds or the Company develops monthly positive cash flow in excess of $10,000 (the “Financial Conditions”), Consultant shall be paid $6,000 per month of the Base Salary and the unpaid portion of the Base Salary shall accrue. It is further agreed by the parties that the entirety of the Base Salary will accrue between December 1, 2023 and February 29, 2024, and payments of $6,000 will begin on March 1, 2024. Upon meeting of the Financial Conditions or completion of an uplist to NASDAQ, the Company and the Consultant will construct a payment schedule to ensure payment of the full Base Salary and all accrued Base Salary within three to nine months, including the $57,000 in accrued consulting fees owed to the Consultant as of November 1, 2023 from the Consulting Agreement between Sean Folkson and Nightfood Holdings, Inc. which went into effect on January 1, 2022. The preexisting and future financial obligations of the Company to the Consultant are a joint liability of the Company and the Parent.

(b) Bonus Compensation. Consultant shall be entitled to receive a cash bonus (the “Cash Performance Bonus”) and an equity bonus (the “Equity Performance Bonus”), based on certain conditions, commencing with the three-month period ending March 31, 2024, and quarterly thereafter. The Cash Performance Bonus shall be equal to 2% of gross Nightfood revenues (including any royalties) during the quarterly period. The Cash Performance Bonus shall be paid as soon as is practicable and in no event later than 15 days after the close of the quarterly period to which it relates. The Equity Performance Bonus shall be paid in any quarter where gross Nightfood revenues exceed $250,000, commencing with the three-month period ending March 31, 2024 and quarterly thereafter. The Equity Performance Bonus shall be paid in common stock of the Parent with a market value equal to 10% of gross quarterly revenues for the applicable period, based on the average closing price for the last 10 trading days. Such stock shall be deemed fully earned as of the last day of the quarter in which it was earned and issued within 30 days of the end of the quarter. The Cash Performance Bonus and the Equity Performance Bonus shall be paid during the term of this Agreement and for 36 months thereafter. In the event the Parent shall sell all of the shares of Nightfood, Inc., a New York corporation, or the business thereof, or any rights to any other party to manufacture, market, and distribute products under the Nightfood brand name, then the Consultant shall receive a cash bonus equal to 2% of the sale price and/or any royalties earned by Nightfood, Inc. or the Parent payable by the Parent on receipt in cash or as a percentage of any securities received and an equity bonus equal to 10% of the sale price and/or any royalties earned by Nightfood, Inc. or the Parent payable by the Parent on receipt in cash or as a percentage of any securities received (the “Sale Bonus”). The Sale Bonus shall be paid with respect to any transaction during the term of this Agreement or that is consummated within 36 months thereafter.

1.05 - Business Expenses. The Company will promptly pay directly, or reimburse Consultant for, all business expenses, to the extent such expenses are paid or incurred by Consultant during the term hereof in accordance with the Company’s policy in effect from time to time and to the extent such expenses are reasonable and necessary to the conduct by Consultant of the Company’s business.

1.06 - Fringe Benefits. During the term of this Agreement, and subject to the discretionary authority given to the applicable benefit plan administrators, the Company will make available to Consultant such insurance, sick leave, deferred compensation, short-term incentive compensation, bonuses, stock options, restricted stock, retirement, vacation, and other like benefits as are approved and provided from time to time to the other executive-level employees of the Parent, the Company or their Affiliates.

1.07 - Termination.

(a) Without Notice. Upon conviction of a felony or the entry of an unappealable judgement involving fraud.

(b)	Termination without cause. This Agreement may be terminated without cause by the mutual agreement of the parties hereto.

(c) Severance. Upon the termination of this Agreement, for any reason, including but not limited to by the Company or by mutual agreement of the parties or by non-renewal at the end of a term, the Consultant shall receive common stock of the Parent with a market value equal to $125,000 based on the average closing price for the last 10 trading days. Such stock shall be deemed fully earned on the date of termination. In addition, upon termination of this Agreement prior to December 31, 2024, the Consultant shall be entitled to continue to receive his Base Salary until December 31, 2024 in accordance with Section 1.04.

1.08 - Termination of Directorship ..

(a) Should the Consultant be removed as a member of the Parent Board of Directors for any reason, other than conviction of a felony or the entry of an unappealable judgement involving fraud, prior to the date that is no less than one year after the Parent’s stock is uplisted to be included on NASDAQ or any securities exchange registered under the Securities Exchange Act of 1934, as amended, the Consultant shall receive common stock of the Parent with a market value equal to $500,000 based on the average closing price for the last 10 trading days. Such stock shall be deemed fully earned on the date the Consultant is removed as member of the Parent Board of Directors.

ARTICLE TWO

MISCELLANEOUS

2.01 - Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Company and Consultant concerning the subject matter hereof. No modification, amendment, termination, or waiver of this Agreement will be binding unless in writing and signed by Consultant and a duly authorized officer of the Company. Failure of the Company, the Parent, or Consultant to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such terms, covenants, and conditions.

2.02 - Successors and Assigns. This Agreement is binding upon Consultant and the heirs, executors, assigns and administrators of Consultant or Consultant’s estate and property and will inure to the benefit of the Company, and its successors and assigns. Consultant may not assign or transfer to others the obligation to perform Consultant’s duties hereunder. The Company may assign this Agreement to an Affiliate with the consent of Consultant, in which case, after such assignment, the “Company” means the Affiliate to which this Agreement has been assigned.

2.03 - Withholding Taxes. From any payments due hereunder to Consultant from the Company, there will be withheld amounts reasonably believed by the Company to be sufficient to satisfy liabilities for federal, state, and local taxes and other charges and customary withholdings. Consultant remains primarily liable to such authorities for such taxes and charges to the extent not actually paid by the Company.

2.04 - Indemnification. To the fullest extent permitted by law and the Company’s Bylaws, the Company hereby indemnifies during and after the period of Consultant’s engagement hereunder Consultant from and against all loss, costs, damages, and expenses including, without limitation, legal expenses of counsel selected by the Company to represent the interests of Consultant (which expenses the Company will, to the extent so permitted, advance to executive as the same are incurred) arising out of or in connection with the fact that Consultant is or was a director, officer, employee, or agent of the Company or Parent or serving in such capacity for another corporation at the request of the Company. The Parent shall guarantee any payments owed to Consultant under this section.

2.05 - Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof..

2.06 - Notices. All notices required or desired to be given hereunder must be in writing and will be deemed served and delivered if delivered in person or mailed, postage prepaid to:

Consultant at: 3315 Shadyview Lane N, Plymouth, MN 55447

Company at: 520 White Plains Road, Suite 500, Tarrytown, NY 10591

Parent at: 520 White Plains Road, Suite 500, Tarrytown, NY 10591

Any notice given by mail will be deemed given as of the date it is so mailed and postmarked or received by a nationally recognized overnight courier for delivery.

2.07 - Counterparts. This Agreement may be signed in counterparts and delivered by facsimile transmission confirmed promptly thereafter by actual delivery of executed counterparts.

2.08 – Governing Law and Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada as they are applied to contracts executed, delivered and to be performed entirely within the State of Minnesota and the parties hereto consent to the personal jurisdiction of the local, state and federal courts sitting within the City of Plymouth, County of Hennepin State of Minnesota for the resolution of any matters arising hereunder. In any such proceeding service by certified mail, return receipt requested shall be deemed adequate and all Parties waive the defense of forum non convenience.

2.09 Independent Contractor Status. Consultant shall be an independent contractor and not an employee, agent, joint venturer, or partner of the Company by virtue of this Agreement. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between the Company, on the one hand, and Consultant on the other hand. Neither Consultant nor the Company has any authority to act for or on behalf of the other, nor to bind the other to any contract or in any other manner without the express approval in writing of the other.

IN WITNESS WHEREOF we have set our hands as of February 2, 2024

NightFood Holdings, Inc.

By: Sean Folkson
Title: CEO

Sean Folkson

By: Sean Folkson

NightFood, Inc.

By: Sean Folkson
Title: President